Exhibit 3.71

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLUMBIA VALLEY HEALTHCARE SYSTEM, L.P.

This Certificate of Limited Partnership of Columbia Valley Healthcare System, L.P. (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is Columbia Valley Healthcare System, L.P.

2. The address of the registered office of the limited partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The limited partnership’s registered agent at that address is The Prentice-Hall Corporation System, Inc.

3. The name and address of the general partner:

NAME	ADDRESS
Brownsville-Valley Regional Medical Center, Inc.	One Park Plaza Nashville, TN 37203

IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate of Limited Partnership, to be duly executed and effective on the 7th day of January, 1997.

BROWNSVILLE-VALLEY REGIONAL MEDICAL CENTER, INC., the general partner

Stephen T. Braun, Senior Vice President